Exhibit 5.2

July 11, 2014

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

BB&T Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”), in connection with the preparation of an automatic shelf registration statement on Form S-3 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of (i) one or more series of debt securities of the Company (the “Debt Securities”); (ii) common stock, par value $5.00 per share, of the Company (the “Common Stock”); (iii) preferred stock, par value $5.00 per share, of the Company (the “Preferred Stock”); (iv) depositary shares representing fractional interests in Preferred Stock (the “Depositary Shares”); (v) warrants representing rights to purchase Debt Securities (“Debt Warrants”); (vi) warrants representing rights to purchase Common Stock, Preferred Stock or Depositary Shares (“Equity Warrants” and, together with the Debt Warrants, the “Warrants”); (vii) contracts for the purchase of Common Stock, Preferred Stock or Depositary Shares (the “Purchase Contracts”) or units consisting of a Purchase Contract and a beneficial interest in another security (the “Purchase Units”); and (viii) units consisting of any combination of the above (the “Units”). The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Debt Warrants, Equity Warrants, Purchase Contracts, Purchase Units and Units are collectively referred to herein as the “Securities.” The offering of the Securities will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as supplemented by one or more supplements to the Prospectus.

†	In association with Tumbuan & Partners

BB&T Corporation

July 11, 2014

The Debt Securities will be issued in one or more series pursuant to the Senior Indenture, dated as of May 24, 1996, between the Company and U.S. Bank National Association (the “Trustee”) as successor in interest to State Street Bank and Trust Company (“Senior Debt Indenture”) relating to senior debt securities of the Company, the First Supplemental Indenture to the Senior Debt Indenture, dated as of May 4, 2009, between the Company and the Trustee (the “First Supplemental Senior Debt Indenture”), the Subordinated Indenture, dated as of May 24, 1996, between the Company and the Trustee (the “Subordinated Debt Indenture”) relating to subordinated debt securities of the Company, the First Supplemental Indenture to the Subordinated Debt Indenture, dated as of December 23, 2003, between the Company and the Trustee (the “First Supplemental Subordinated Debt Indenture”), the Second Supplemental Indenture to the Subordinated Debt Indenture, dated as of September 24, 2004, between the Company and the Trustee (the “Second Supplemental Subordinated Debt Indenture”), the Third Supplemental Indenture to the Subordinated Debt Indenture, dated as of May 4, 2009, between the Company and the Trustee (the “Third Supplemental Subordinated Debt Indenture” and, collectively with the Senior Debt Indenture, the First Supplemental Senior Debt Indenture, the Subordinated Debt Indenture, the First Supplemental Subordinated Debt Indenture and the Second Supplemental Subordinated Debt Indenture, the “Indenture”). The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). The Depositary Shares will be issued in one or more series pursuant to one or more deposit agreements (each, a “Deposit Agreement”) to be entered into between the Company and the depositary party thereto (the “Depositary”). The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent party thereto (the “Warrant Agent”). The Purchase Contracts will be issued pursuant to one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and the securities purchase contract agent party thereto (the “Purchase Contract Agent”). The Purchase Units and the Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the securities purchase unit agent party thereto (the “Unit Agent”). Each Certificate of Designation, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement, and Unit Agreement, as applicable, will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering and incorporated by reference into the Registration Statement. The Indenture, Certificate of Designation, Deposit Agreement, Warrant Agreement, Purchase Contract Agreement and Unit Agreement are collectively hereinafter referred to as the “Securities Documents”.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Restated Articles of Incorporation and Amended and Restated Bylaws of the Company.

BB&T Corporation

July 11, 2014

(b)	The Registration Statement.

(c)	The Prospectus.

(c)	The Indenture.

(d)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

We have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of all documents submitted to us as originals.

(c)	The conformity to authentic originals of all documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Securities Documents and in certificates of public officials and officers of the Company.

(e)	That each of the Securities Documents will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms, and that each Securities Document will be governed by and construed in accordance with the law of the State of New York.

(f)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	The Company has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized and will duly execute and deliver the Securities Documents to which it is or will be a party.

(iii)	The issuance and delivery by the Company of the Securities and the execution, delivery and performance by the Company of the Securities Documents will be duly authorized by all necessary action (corporate or otherwise) and do not and will not:

(A)	contravene its Restated Articles of Incorporation or Amended and Restated Bylaws;

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July 11, 2014

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)	result in any conflict with or breach of any agreement or document binding on the Company or any of its subsidiaries.

(iv)	No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Registrants of any Securities Document to which it is or will be a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(g)	At the time of any offering or sale, the Securities and the Securities Documents relating thereto will have been specifically authorized by the Board of Directors of the Company or an authorized committee thereof for issuance and execution and delivery by the Company.

(h)	Any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

(i)	Any Securities consisting of Common Stock, Preferred Stock, Depositary Shares or Warrants, including Common Stock or Preferred Stock issuable upon conversion, exchange or exercise of any Security being offered, will when so issued have been duly authorized, executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof.

(j)	With respect to the issuance and sale of any Debt Securities, (i) the Indenture has been duly executed and delivered by the Company and the Trustee, and (ii) the Debt Securities, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in the Indenture.

(k)	With respect to the issuance and sale of any Depositary Shares, we have assumed that (i) the related Deposit Agreement will have been duly executed and delivered by the Company and the Depositary, and (ii) the Depositary Shares, when issued, will be executed, issued and delivered (and the Company will have deposited shares of the Preferred Stock with the Depositary pursuant to such Deposit Agreement) (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Deposit Agreement.

BB&T Corporation

July 11, 2014

(l)	With respect to the issuance and sale of any Warrants, (i) the related Warrant Agreement will have been duly executed and delivered by the Company and the Warrant Agent, and (ii) the Warrants, when issued, will be executed, countersigned by the Warrant Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Warrant Agreement.

(m)	With respect to the issuance and sale of any Purchase Contracts, we have assumed that (i) the related Purchase Contract Agreement will have been duly executed and delivered by the Company and the Purchase Contract Agent, and (ii) the Purchase Contracts, when issued, will be executed, countersigned by the Purchase Contract Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Purchase Contract Agreement.

(n)	With respect to the issuance and sale of any Purchase Units or Units, (i) the related Unit Agreement will have been duly executed and delivered by the Company and the Unit Agent, and (ii) the Units, when issued, will be executed, countersigned by the Unit Agent, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in such Unit Agreement.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Securities Documents or the transactions governed by the Securities Documents, and for purposes of assumption paragraph (f) above, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Securities Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Securities Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	Any Securities consisting of Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

2.	Any Securities consisting of Depositary Shares will be validly issued.

BB&T Corporation

July 11, 2014

3.	Any Securities consisting of Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	Any Securities consisting of Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	Any Securities consisting of Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	Any Securities consisting of Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Further, with respect to Debt Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

BB&T Corporation

July 11, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ O’Melveny & Myers LLP